Exhibit 99.3

BIOTE MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us, or “our” refer to the business of the Biote Companies prior to the consummation of the business combination. Defined terms included below have the same meaning as terms defined and included elsewhere in this Current Report on Form 8-K (the “Form 8-K”). Throughout this section, unless otherwise noted, “Biote” refers to BioTE Holdings, LLC and its consolidated subsidiaries.

You should read the following discussion and analysis of our financial condition and results of operations together with the “Summary Historical Financial Information of Biote” section of this proxy statement and our financial statements and the related notes appearing elsewhere in this proxy statement. This discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections and elsewhere in this proxy statement, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

We operate a high growth practice-building business within the hormone optimization space. Similar to a franchise model, we provide the necessary components to enable Biote-certified practitioners to establish, build, and successfully implement a program designed to optimize hormone levels using personalized solutions for their aging patient populations. The Biote Method is a comprehensive, end-to-end practice building platform that provides Biote-certified practitioners with the components specifically developed for practitioners in the hormone optimization space: Biote Method education, training and certification, practice management software, inventory management software, and information regarding available hormone replacement therapy (“HRT”) products, as well as digital and point-of-care marketing support. We also sell a complementary Biote-branded line of dietary supplements. We generate revenues by charging the Biote-partnered clinics fees associated with the support Biote provides for HRT and from the sale of Biote-branded dietary supplements. By virtue of our historical performance over the past ten years, we believe that our business model has been successful, remains differentiated, and is well positioned for future growth.

Our go-to-market strategy focuses on:

•

Increase the number of Biote-certified practitioners. Our primary objective in marketing to healthcare providers is to inform them of the value in joining the Biote network. We accomplish this through provider referrals, a dedicated sales force, and through digital and traditional marketing channels. We target specific physicians based on their specialty, prescribing data, demographic information and location match with our existing geographic footprint.

•

Grow the practice of our Biote-certified practitioners and Biote partnered clinics. When the practices of our Biote-certified practitioners and Biote partnered clinics grow, we grow. We help our Biote-certified practitioners and Biote partnered clinics grow by, among other things:

•	providing mentorship, practice management and marketing capability necessary to operate an efficient hormone optimization practice;

•	providing high-quality Biote-branded dietary supplement products;

•	providing Biote-certified practitioners and Biote partnered clinics a full array of wellness education and marketing materials;

•	directing consumers that are actively seeking care to Biote-certified practitioners via the “Find A Provider” feature on our company website; and

•	utilizing our growing digital outreach capabilities to connect with consumers seeking general information.

•

Increasing sales of Biote-branded dietary supplements. As of June 1, 2022, our Biote-branded dietary supplement line includes 18 dietary supplements that we offer to our Biote-certified practitioners through our eCommerce site, efficiently leveraging our core Biote provider platform. Practitioners then re-sell Biote-branded dietary supplements to their patients, enabling patients to receive physician-guided therapies to manage the related effects of aging. In August 2021, we launched a direct-to-patient eCommerce platform whereby practitioners can invite their patients to buy Biote-branded dietary supplements online via our online store.

The hormone pellet products used by Biote-certified practitioners are manufactured by third-party compounding pharmacies and shipped directly to Biote-certified practitioners. Custody of the pellets is with Biote-certified practitioners. However, the pellets are recorded as inventory on our financial statements from the date of shipment until such time as they are administered in a patient treatment as monitored and recorded in our BioTracker system as an additional service for administrative convenience of Biote-certified practitioners and Biote partnered clinics. The unused pellets located at the Biote partnered clinics are recorded in our consolidated balance sheets as inventory until such time as they are dispensed in treatments which initiates the revenue recognition process.

These products have a finite life ranging from six to twelve months. We assume the risk of loss due to expiration, damage or otherwise. Additionally, the products offered in our Biote-branded dietary supplement portfolio are produced by third-party manufacturers located in the United States. Prior to 2021, our Biote-branded dietary supplements were dropped-shipped directly to our customers from our vendors. Beginning in 2021, Biote contracted with a third-party to provide warehousing, co-packing and logistics services for our Biote-branded dietary supplements. As such our consolidated balance sheets as of March 31, 2022 and December 31, 2021 reflect inventories relating to these items.

Revenue generated from individual Biote partnered clinics varies significantly. This variability is due to many factors. These include: tenure of its practitioners as Biote-certified practitioners; the number of certified practitioners in an individual clinic; the number of patients served by a clinic; the clinic’s patient demographics; and the clinic’s geographic location and population density. The master services agreements (“MSAs”) we enter into with Biote partnered clinics contain tiered pricing provisions for the management fees. These provisions provide for decreasing management fees owed to us based on the number of new patients treated. This can result in declines in revenue we realize from management fees from existing Biote partnered clinics unless these are offset by revenues generated from newly acquired Biote partnered clinics which begin at higher fee levels under the MSA.

Our revenue was $37.1 million and $31.5 million, our net income was $9.4 million and $8.8 million, and our adjusted EBITDA was $11.7 million and $9.7 million, for the three months ended March 31, 2022 and 2021, respectively.

Impact of the COVID-19 Pandemic

In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic (the “COVID-19 pandemic”), and the virus continues to spread in areas where we partner with Biote-certified practitioners and Biote partnered clinics and sell our dietary supplements. Several public health organizations have recommended, and many local governments have implemented, certain measures to slow and limit the transmission of the virus, including shelter in place and social distancing ordinances, which have resulted in a significant deterioration of economic conditions in many of the states in which we operate.

The impact of the COVID-19 pandemic and the related disruptions caused to the global economy did not have a material impact on our business during the three months ended March 31, 2022 or during the three months ended March 31, 2021. We experienced a decrease in Biote partnered clinic demand and Biote-branded dietary supplement shipments in the second quarter of fiscal year 2020. This decrease was primarily the result of closures or reduced capacity at Biote partnered clinics in various geographies within the United States. During the second half of fiscal year 2020, clinic demand returned to pre-COVID-19 pandemic levels. During this and subsequent periods, we have not experienced any material disruptions in our supply chain or in our ability to fulfill orders as a result of the COVID-19 pandemic.

Business Combination

On December 13, 2021, we entered into the Business Combination Agreement with Haymaker and certain other parties. Pursuant to the Business Combination Agreement, and assuming a favorable vote of Haymaker’s stockholders, we will affect a series of transactions resulting in the business combination. The surviving parent company will be renamed “biote Corp.”

The business combination will be accounted for as a common control transaction, in accordance with GAAP, as the Biote Founder is deemed to have continued control over the Combined Company for accounting purposes. Under this method of accounting, Haymaker’s acquisition of Biote will be accounted for at Biote’s historical carrying values, and Biote will be deemed the predecessor entity. This method of accounting is similar to a reverse recapitalization whereby the business combination will be treated as the equivalent of Biote issuing stock for the net assets of Haymaker, accompanied by a recapitalization. The net assets of Haymaker will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of Biote. The business combination is expected to have a significant impact on our future reported financial position and results as a consequence of the reverse capitalization. The most significant changes in Biote’s future reported financial position and results are expected to be an estimated net increase in cash (as compared to our consolidated balance sheet as of March 31, 2022) of between approximately $23.3 million, assuming maximum shareholder redemptions permitted under the Business Combination Agreement, and $144.1 million, assuming no shareholder redemptions. The estimated transaction costs of the business combination are approximately $49.1 million.

In connection with the Business Combination Agreement, BioTE Medical, LLC, a subsidiary of Biote, entered into a credit agreement with Truist Bank and Truist Securities, Inc., which provides for (i) a $50,000,000 senior secured revolving credit facility in favor of Biote Medical and (ii) a $125,000,000 senior secured term loan A facility in favor of Biote Medical.

Components of Results of Operations

Revenue

We sell Biote partnered clinics the Biote Method, the components of which are specifically developed for practitioners in the hormone optimization space: Biote Method education, training and certification, practice management resources, inventory management resources, and digital and point-of-care-marketing support. Our revenue represents fees paid for the training, marketing support, practice development, equipment, IP licensing, and product sales of Biote-branded dietary supplements, physician-prescribed procedures, and pellet procedure convenience kits, or trocars.

Our revenues fluctuate in response to a combination of factors, including the following:

•	sales volumes;

•	the mix of male and female patients treated by Biote-certified practitioners, as treatment for males generates more revenue per patient than treatment for females;

•	our overall product mix of dietary supplements sold;

•	the effects of competition on market share;

•	new Biote partnered clinics acquired as customers, less any existing clinics lost as customers (“net new clinics”);

•	number of procedures performed by practitioners;

•	medical industry acceptance of hormone optimization generally as a solution to unmet medical needs;

•	the number of business days in a particular reporting period, including as a result of holidays;

•	weather disruptions impacting medical offices’ ability to maintain regular operating schedules;

•	the effects of competition and competitive pricing strategies;

•	governmental regulations influencing our markets; and

•	global and regional economic cycles.

Generally, our MSAs require us to provide (1) initial training to practitioners on the Biote Method, (2) inventory management services and (3) other contract-term marketing and practice development services (including recurring training and licenses of Biote IP). Historically, we have provided the optional free lease of reusable trocars by Biote-certified practitioners.

Substantially all of our revenue originates from sales to clinic locations in the United States.

Product Revenue

Product revenue includes both pellets, in connection with the service described above, and the related inventory management services provided to clinics. Product revenue is recognized at the point in time when the clinic obtains ownership of the pellet, which we determined to be when the Biote-certified practitioner performs the procedure to implant the pellet into their patient. The consideration allocated to this performance obligation is a procedure-based service fee which we refer to as procedure revenue. Our product revenues also include revenues earned from sales of pellet insertion kits and Biote-branded dietary supplements. Revenue from the sale of Biote-branded dietary supplements and pellet insertion kits is recognized when the clinic or clinics patient (supplements only) obtains control of the product and is generally at the time of shipment from our distribution facility or supplier. Any shipping or handling fees paid by clinics are also recorded within product revenues.

Service Revenue

Service revenue is revenue earned from fees paid by Biote partnered clinics for training services and other contract term services pursuant to our MSAs. While the option to receive and right to use the reusable trocars through the term of the contract represents an embedded lease, we have adopted the practical expedient within ASC 842 to combine the lease and non-lease components and account for the combined component under ASC 606.

For Biote Method arrangements, we recognize revenue for trainings and for management services over time. For initial trainings, progress is measured by the number of training sessions completed, and for contract-term services, progress is measured on a time-elapsed basis.

The training completion and time-elapsed bases represent the most reliable measure of transfer of control to the clinic for trainings and contract-term services, respectively. Revenue is deferred for amounts billed or received prior to delivery of the services.

Cost of Revenue

Cost of service revenue consists primarily of costs incurred to deliver trainings to Biote partnered clinics. Cost of product revenues include the pass-through cost of pellets purchased from outsourcing facilities, the cost of pellet insertion kits and Biote-branded dietary supplements purchased from manufacturing facilities, and the shipping and handling costs incurred to deliver these products to Biote partnered clinics.

Commissions

Commissions consist primarily of fees paid to a third-party sales force and fees paid to Biote partnered clinics that participate in our clinic mentor program (our “Mentor Program”), which pairs experienced Biote-certified practitioners with newly contracted practitioners.

Commissions paid to the Company’s third-party sales forces relate to market support and development activities undertaken to increase sales through the acquisition of new Biote partnered clinics and growth from existing clinics. These are not considered incremental costs to obtain a clinic contract. As a result of investing in growing our internal sales capabilities beginning in 2019, we rely less on third-party sales forces and our commissions have decreased over time. We expect external commissions expenses to continue to decrease as we focus our growth initiatives based on an internal sales force model. However, the employee salaries we pay to our internal sales force are considered compensation expense and allocated to selling, general, and administrative expense. We’ve also made improvements to our Mentor Program that have resulted in lower commissions paid since 2019.

Marketing

Marketing consists primarily of advertising expenses, other non-advertising marketing and training program costs, and management services costs. These costs are all expensed as incurred.

Selling, General, and Administrative Expense

Selling, general, and administrative expense consists primarily of software licensing and maintenance and the cost of employees who engage in corporate functions, such as finance and accounting, information technology, human resources, legal, and executive management. Selling, general, and administrative expense also includes rent occupancy costs, office expenses, recruiting expenses, entertainment allocations, depreciation and amortization, other general overhead costs, insurance premiums, professional service fees, research and development, and costs related to regulatory and legal matters.

Interest Expense

Interest expense consists primarily of cash and non-cash interest under our term loan facility and commitment fees for our unused line of credit.

Other Income / Expense

Other income and other expense consist of the foreign currency exchange gains and losses for sales denominated in foreign currencies, interest income and other income or payments not appropriately classified as operating expenses.

Income Taxes

We are a limited liability company for U.S. federal income tax purposes and have elected to be treated as a partnership for income tax purposes. BioTE Holdings, LLC is not subject to U.S. federal income tax, but may be subject to certain taxes and fees imposed by the states in which we operate. As such, all federal taxable income for BioTE Holdings, LLC is passed directly to the members, and is subject to income tax at the members’ level. We remain liable for Texas and other state franchise taxes, which are based on income and accounted for under ASC 740, Income Taxes.

Refer to Note 2, Summary of Significant Accounting Policies, in our accompanying financial statements elsewhere in this proxy statement for additional discussion.

Following the business combination, our parent company will be subject to U.S federal, state and foreign income taxes as a corporation.

Results of Operations

Comparison of the Three Months Ended March 31, 2022 and 2021

The table and discussion below present our results for the Three Months ended March 31, 2022 and 2021:

	Three Months Ended March 31,		Increase/(Decrease)
(U.S. dollars, in thousands)	2022	2021	$	%
Revenue
Product revenue	$36,758	$31,193	$5,565	17.8%
Service revenue	385	350	35	10.0%

Total revenue	37,143	31,543	5,600	17.8%
Cost of revenue (excluding depreciation and amortization included in selling, general, and administrative, below)
Cost of products	11,657	10,877	780	7.2%
Cost of services	620	484	136	28.1%

Cost of revenue	12,277	11,361	916	8.1%
Commissions	216	577	(361)	(62.6%)
Marketing	1,241	749	492	65.7%
Selling, general, and administrative	13,646	9,463	4,183	44.2%

Income from operations	9,763	9,393	370	3.9%
Other income (expense):
Interest expense	(359)	(492)	133	(27.0%)
Other expense	10	4	6	150.0%

Total other expense	(349)	(488)	139	(28.5%)
Income before provision for income taxes	9,414	8,905	509	5.7%
Income tax expense	64	64	—	*

Net income	$9,350	$8,841	509	5.8%

*	Not a meaningful change

Revenue

Revenue for the three months ended March 31, 2022 increased by $5.6 million to $37.1 million, or 17.8% as compared to the three months ended March 31, 2021. The increase was primarily driven by a $5.6 million increase of procedure and Biote-branded dietary supplement revenue. Procedures performed increased by 21% versus the prior year resulting in a $5.4 million increase in procedures revenue. During the three months ended March 31, 2022, 136 net new clinics were added versus 60 net new clinics for the three months ended March 31, 2021. Biote-branded dietary supplement sales increased by 3.5% or $0.2 million over the same period in the prior year. Service revenues increased by 10% over the same period in the prior year resulting from an increase in the number of practitioners attending training during the three months ended March 31, 2022 compared to the three months ended March 31, 2021.

Cost of revenue

Cost of revenue for the three months ended March 31, 2022 increased by $0.9 million, to $12.3 million, or 8.1% as compared to the three months ended March 31, 2021. The increase was primarily due to the net impact of higher volumes at lower unit costs. Cost of procedures increased by $0.8 million for the period, consisting of $1.6 million attributable to volume increases in pellets dispensed which was offset by a reduction in the per unit cost of certain pellets totaling $0.8 million. Biote-branded dietary supplement costs decreased by 7.8%, or $0.2 million, during the period, consisting of $0.1 million attributable to higher volumes which was offset by price reductions and increases in sales of lower cost dietary supplements totaling $0.3 million.

Commissions

Commissions expense for the three months ended March 31, 2022 decreased by $0.4 million to $0.2 million, or 62.6%, as compared to the three months ended March 31, 2021. The decrease is primarily driven by our shift to an internal sales force for generating product demand.

Marketing

Marketing expense for the three months ended March 31, 2022 increased by $0.5 million to $1.2 million, or 65.7%, as compared to the three months ended March 31, 2021. This increase is attributable to an increase in digital media initiatives of $0.3 million and increases in printed brochures and informational materials of $0.2 million.

Selling, General, and Administrative

Selling, general, and administrative expense for the three months ended March 31, 2022 increased by $4.2 million to $13.6 million, or 44.2%, as compared to the three months ended March 31, 2021. The increase was primarily from a $1.9 million increase in payroll and related expenses due to increases in sales incentives consistent with sales growth for the period and additional management hiring; $0.3 million of increases in software licensing and maintenance resulting from higher personnel headcount and ongoing strategic technology initiatives; $0.2 million of travel and entertainment expenses due to increases in sales force headcount; and merchant bank processing fees of $0.2 million consistent with sales growth. Additionally, professional fees increased during the period by $1.3 million, of which $0.7 million was due to additional services rendered related to our pursuit of the business combination with Haymaker, with the remaining $0.6 million attributable to other legal matters incurred in the normal course of operations.

Interest Expense

Interest expense for the three months ended March 31, 2022 decreased by $0.1 million to $0.4 million, or 27.0%, as compared to the three months ended March 31, 2021. The decrease was primarily due to the reduction in the amount outstanding on the note payable as compared to the prior year as well as a reduction in interest rates realized during the year. Interest expense relates primarily to interest on an outstanding note payable and amortization of origination fees.

Other income/(expense)

Other income for the three months ended March 31, 2022 increased by $6 thousand to $10 thousand as compared to the three months ended March 31, 2021. The increase was primarily due to currency fluctuations during the period.

Income Tax Expense

Income tax expense for the three months ended March 31, 2022 remained constant as compared to the three months ended March 31, 2021.

Non-GAAP Measures

Adjusted EBITDA is a non-GAAP performance measure that provides supplemental information that we believe is useful to analysts and investors to evaluate the company’s ongoing results of operations when considered alongside other GAAP measures.

We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP.

In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. Investors are encouraged to review the reconciliation, and not to rely on any single financial measure to evaluate our business.

We use adjusted EBITDA as alternative measures to evaluate our operational performance. We calculate adjusted EBITDA by excluding from Net Income: Interest expense; depreciation and amortization expenses; and income taxes. Additionally, we exclude certain expenses we believe are not indicative of our ongoing operations or operational performance. Adjusted EBITDA is a non-GAAP financial measure, may have limited value in comparability with other companies and is not a substitute to measures of financial performance prepared in accordance with GAAP.

The following is a reconciliation of net income to adjusted EBITDA (in thousands) for the three months ended March 31, 2022 and 2021:

	Three Months Ended
	March 31,
	2022	2021
Net income	$9,350	$8,841
Interest expense	359	492
Income tax expense	64	64
Depreciation and amortization	502	322
Transaction expenses	707	—
Legal fees	483	—
Founder related expenses	136	—
Severance costs	72	—

Adjusted EBITDA	$11,673	$9,719

Liquidity and Capital Resources

Our primary sources of cash are our cash flow from operations, less amounts paid to fund operating expenses, and working capital requirements related to inventory, accounts payable and accounts receivable, and general and administrative expenditures. We primarily use cash to fund our debt service obligations, fund operations, meet working capital requirements, capital expenditures and strategic investments. As of March 31, 2022, we had cash and cash equivalents of $27.7 million. Based on past performance and current expectations, we believe that our current available sources of funds (including cash and cash equivalents plus proceeds from the business combination and debt financing) will be adequate to finance our operations, working capital requirements, capital expenditures, debt servicing obligations, and potential dividends for at least the next twelve months.

Since our inception, we have financed our operations and capital expenditures primarily through capital investment from our founder and other members, debt financing in the form of short-term lines of credit and long-term notes payable, and net cash inflows from operations.

We expect our operating and capital expenditures to increase as we increase headcount, expand our operations and grow our clinic base. If additional funds are required to support our working capital requirements, acquisitions or other purposes, we may seek to raise funds through additional debt or equity financings or from other sources. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our equity holders could be significantly diluted, and these newly issued securities may have rights, preferences or privileges senior to those of existing equity holders. If we raise additional funds by obtaining loans from third-parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operating flexibility and also require us to incur additional interest expense. We can provide no assurance that additional financing will be available at all or, if available, that we would be able to obtain additional financing on terms favorable to us.

Cash Flows

The following table summarizes our condensed consolidated cash flows for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
	2022	2021
Condensed consolidated Statements of Cash Flows Data:
Net cash provided by operating activities	$6,969	$7,957
Net cash used in investing activities	(482)	(486)
Net cash used in financing activities	(5,562)	(3,592)

We derive liquidity primarily from debt and equity financing activities. As of March 31, 2022, our balance of cash and cash equivalents was $27.7 million, which is an increase of $6.6 million, or 31.4%, compared to March 31, 2021. Our total outstanding debt principal balance as of March 31, 2022 was $35.8 million, which represents a decrease of $4.7 million over the total debt outstanding at March 31, 2021 of $40.5 million.

Operating Activities

Comparison of the Three Months Ended March 31, 2022 and 2021

Cash flows provided by operating activities for the three months ended March 31, 2022 decreased $1 million compared to the three months ended March 31, 2021. Net income from operations, adjusted for non-cash expenses such as depreciation and amortization, provisions for bad debts, and provisions for obsolete inventories resulted in a net increase of $0.7 million as compared to the prior period. Additionally, our working capital investment in our Biote-branded supplement inventory decreased by $1.6 million as compared to the prior period. This resulted from the initial investment in our third-party fulfillment centers during the three months ended March 31, 2021. These increases were offset by a $1.2 million increase in working capital from advances and prepayments made to certain vendors and reductions in accounts payable and accrued expenses of $2.1 million due to the payment timing of vendor and other liabilities.

Investing Activities

Comparison of the Three Months Ended March 31, 2022 and 2021

Net cash used in investing activities for the three months ended March 31, 2022 decreased by $4 thousand as compared to the three months ended March 31, 2021. This decrease was driven by a reduction in costs for the development of internal-use capitalized software of $124 thousand. This decrease was partially offset by an increase in purchases of property and equipment of $120 thousand; primarily reusable trocars and costs associated with expanding our corporate offices.

Financing Activities

Comparison of the Three Months Ended March 31, 2022 and 2021

Net cash used in financing activities for the three months ended March 31, 2022 increased $2 million as compared to the three months ended March 31, 2021. The increase is due to $1.6 million of certain costs capitalized in conjunction with the anticipated business combination with Haymaker, as well as by an increase in member distributions of $0.4 million between the two periods.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in accordance with GAAP requires our management to make judgments, assumptions and estimates that affect the amounts reported in our accompanying consolidated financial statements and the accompanying notes included elsewhere in this proxy statement.

Our management bases its estimates and judgments on historical experience, current economic and industry conditions and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

The methods, estimates, and judgments that we use in applying our accounting policies have a significant impact on the results that we report in our consolidated financial statements. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates regarding matters that are inherently uncertain.

Our most critical accounting estimates include revenue recognition and the valuation of inventory.

Our significant accounting policies are described in Note 2 to our condensed consolidated financial statements. We believe that the accounting policies described reflect our most critical accounting policies and estimates, which represent those that involve a significant degree of judgment and complexity. Accordingly, we believe these policies are critical in fully understanding and evaluating our reported financial condition and results of operations.

Revenue Recognition

Prior to January 1, 2019, we recognized revenue when there was persuasive evidence of an arrangement, delivery had occurred, the fee was fixed or determinable and collection was reasonably assured.

We adopted Financial Accounting Standards Board (FASB) Accounting Standard Update (ASU) 2014-09, Revenue from Contracts with Customers, and subsequent amendments (collectively, “ASC 606”), on January 1, 2019. We applied ASC 606 using the modified retrospective method and elected to apply this initial application of the standard only to contracts that are not completed at the date of initial application. The cumulative effect of adopting ASC 606 resulted in a $3.5 million adjustment to the opening balance of retained earnings as of January 1, 2019, with an offsetting adjustment to deferred revenue, current and long-term.

To determine revenue recognition for arrangements within the scope of ASC 606, we perform the following five steps: (1) identify the contract(s) with a clinic; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) we satisfy performance obligations. We recognize revenue when the control of the promised goods or services is transferred to Biote partnered clinics in an amount that reflects the consideration we expect to receive in exchange for such goods or services.

The majority of our revenue is derived from our long-term service agreements for Biote partnered clinics of the Biote Method. In determining the transaction price, we evaluate whether the price is subject to discounts or adjustments to determine the net consideration to which we expect to be entitled.

Revenue is recognized when control of the product or service is transferred to the clinic (i.e., when our performance obligation is satisfied), which varies between the different performance obligations within the contract. In determining whether control has transferred for a product, we consider if there is a present right to payment and legal title, and whether risks and rewards of ownership have transferred to the clinic. For services, we consider whether we have an enforceable right to payment and when the clinic receives the benefits of our performance. Refer to Note 2 to our condensed consolidated financial statements for additional discussion of our revenue recognition policy.

Inventories

Our inventories consist of physician-prescribed pellets used by Biote-certified practitioners in partnered clinics and Biote-branded dietary supplements which are sold and distributed to the Biote partnered clinics and their patients. Custody of the pellets remains with Biote-certified practitioners. The pellets are presented as inventory on our financial statements from the date of shipment until such time as they are administered in a treatment by a Biote-certified practitioner on their patient for the convenience of Biote-certified practitioners and Biote partnered clinics. Beginning the quarter ended June 30, 2021, we maintained our Biote-branded dietary supplement inventory at a third-party facility that provides Biote with co-packing and logistics services in the distribution of these products. From April 1, 2019 through March 31, 2021, we did not maintain our own stock of inventories on these products. During that time period these were distributed to Biote partnered clinics via drop shipment arrangements with our respective vendors.

Inventories are valued at the lower of cost or net realizable value. We regularly review our inventories and write down our inventories for estimated losses due to obsolescence or expiration. The allowance for pellets is determined based on the age of the specific manufacturing lots of the product and its remaining life until expiration. Dietary supplements are evaluated at the product level based on sales of our products in the recent past and/or expected future demand. Future demand is affected by market conditions, new products and strategic plans, each of which is subject to change with little or no forewarning. In estimating obsolescence, we utilize information that includes projecting future demand.

The need for strategic inventory levels to ensure competitive delivery performance to our Biote partnered clinics are balanced against the risk of inventory obsolescence due to clinic requirements.

Off-Balance Sheet Commitments and Arrangements

As of March 31, 2022, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Contractual Obligations

Our principal contractual obligations and commitments consist of obligations to pay loan principal and interest under our long-term debt agreement and obligations under our operating lease agreement.

Refer to Note 8 and Note 10 to our condensed consolidated financial statements for a discussion of the nature and timing of our obligations under these agreements. The future amount and timing of interest payments under our long-term debt agreement are expected to vary with the amount and then-prevailing contractual interest rates of our debt, which are discussed in Note 8 to our condensed consolidated financial statements.

Recently Issued and Adopted Accounting Pronouncements

See Note 2 to our condensed consolidated financial statements for a discussion of accounting pronouncements recently adopted and recently issued accounting pronouncements not yet adopted and their potential impact to our financial statements.

JOBS Act Accounting Election

We are an emerging growth company, as defined in the JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards applicable to public companies, allowing them to delay the adoption of those standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period under the JOBS Act. As a result, following the business combination, our consolidated financial statements may not be comparable to the financial statements of companies that are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our common stock less attractive to investors.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business, including the effects of interest rate changes and inflation. Information relating to quantitative and qualitative disclosures about these market risks is set forth below.

Interest Rate Fluctuation Risk

The primary objective of our investment activities is to maintain cash reserves to meet the capital requirements of our operations and our contractual obligations. In future periods, we will continue to evaluate our investment policy in order to ensure that we continue to meet our overall objectives.

We are exposed to interest rate risk in relation to our long-term debt outstanding. As is more fully described in Note 8 to the condensed consolidated financial statements, our outstanding long-term debt has a variable rate of interest, which is primarily based on the Eurodollar rate. We estimate that an increase of 100 basis points in the interest rates related to our long-term debt would increase our annualized interest expense by $0.5 million.

We do not engage in any strategies to limit our exposure to this interest rate risk. In addition to the interest rate risk related to our current borrowings, changes in interest rates could affect the interest we pay under any future borrowings on the line of credit available to us under our long-term debt agreement.

The variable interest rate on our long-term debt has increased since our last fiscal year, to a rate of 3.4% as of March 31, 2022 from a rate of 3.1% as of December 31, 2021.

Inflation

We do not believe that inflation has had a material effect on our business, financial condition, or results of operations. We continue to monitor the impact of inflation in order to minimize its effects through pricing strategies, productivity improvements and cost reductions. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition, and results of operations.